UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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The Finish Line, Inc.
(Name of Registrant as Specified In Its Charter)

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This information supplements information contained in The Finish Line, Inc.’s (the “Company”) definitive Proxy Statement dated June 5, 2015 (the “Proxy Statement”).  This supplement should be read in conjunction with the Proxy Statement.

The Company is seeking shareholder approval of a non-binding advisory resolution approving the compensation of the Company’s Named Executive Officers (collectively, the “NEOs”, and each individually, an “NEO”).  ISS Proxy Advisory Services (“ISS”) recently recommended that its clients vote “against” the Company’s advisory vote on the NEOs’ compensation.  We believe that ISS’ negative vote recommendation is based on its reliance on inaccurate or incomplete information included in the Proxy Statement regarding the Company’s inclusion of an excise tax gross-up provision in a new employment agreement with an NEO.

The purpose of this supplement is to correct the inaccurate or incomplete information appearing in the Proxy Statement on pages 47 under the caption “Termination of an Executive Officer 30 Days Before and Through Two Years After a Change in Control” and 48 under the caption “Termination of an Executive Officer by Resignation Without Good Reason Following a Change in Control”, which we believe was relied upon by ISS in making its recommendation.  The information is correctly reproduced below in full and the added language correcting the inaccurate or incomplete information is designated in bold and italics.
Termination of an Executive Officer 30 Days Before and Through Two Years After a Change In Control
If an executive officer is terminated by the Company without Cause (other than by reason of Disability or death) or resigns for Good Reason, in either case, during the period that begins 30 days prior to a Change in Control and ends two years following a Change in Control, then each such executive officer will be entitled to receive benefits equal to: (1) such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms, (2) a lump sum payment that is derived by adding the executive officer’s base salary with his annual target bonus and the value of any other bonus the executive officer could have earned during the year of termination, and multiplying that figure by 2.5, and (3) health insurance benefits for each executive officer and his dependents for two years.  Each of the agreements also provides that to the extent any of the payments under the agreements become subject to an excise tax imposed by Section 4999 of the Code, then the executive officer would receive an additional gross-up payment to indemnify him for the effect of such a tax.

The amounts shown in the charts below do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, 401(k) Plan distributions, and welfare benefits provided to all employees (other than the continuation of health insurance benefits, which is set forth in the charts below).  The chart below illustrates the potential payments that each NEO would have been entitled to if they were terminated by the Company without Cause or such executive officer resigned for Good Reason with respect to a Change in Control on February 28, 2015:

NEO	Lump Sum Cash Payment (Base + Target Bonus x 2.5)(1)	Health Insurance Benefits for Two Years(2)	Tax Gross Up(3)
Glenn S. Lyon	$5,698,750	$20,598	–
Samuel M. Sato	$3,436,875	$28,450	–
Bill Kirkendall	$1,982,500	$20,598	–
Imran Jooma	$2,514,625	$28,450	–
Edward W. Wilhelm	$2,561,250	$28,450	–

(1)	This amount is calculated by adding the NEO’s annual base salary, plus the executive’s target annual bonus, plus the value of any other bonus the NEO could have earned during the year and multiplying it by 2.5.
(2)	The estimated value of health insurance is based on the health insurance coverage the Company carried for each NEO on February 28, 2015.
(3)	The employment agreements of Messrs. Lyon, Sato, and Wilhelm provide that the Company will pay a gross up payment in the event that amounts paid under the agreement become subject to an excise tax imposed by Section 4999 of the Code. The amount of an applicable tax gross up payment would be such that, after deduction of any excise tax on the covered payment, the net amount retained by the executive officer would be equal to the covered amount. The employment agreements of Mr. Kirkendall and Mr. Jooma do not provide for gross up payments to them in any event.

Termination of an Executive Officer by Resignation Without Good Reason Following a Change In Control

If an executive officer resigns without Good Reason during the 30 day period that begins on the first anniversary of a Change in Control, such executive officer shall be entitled to receive such employee benefits, if any, as to which the executive officer may be entitled under the Company’s employee benefit plans according to their terms, and a lump sum payment equal to the executive officer’s base salary.

The following chart illustrates the potential payments that each executive officer would have been entitled to if they terminated their employment by resignation without Good Reason on February 28, 2015, and such date was within the 30 day period following the first anniversary of a Change in Control:

NEO	Lump Sum Payment Equal to Base Salary(1)	Tax Gross Up(2)
Glenn S. Lyon	$990,000	–
Samuel M. Sato	$635,000	–
Bill Kirkendall	$420,000	–
Imran Jooma	$549,000	–
Edward W. Wilhelm	$530,000	–

(1)	Amount represents the NEO’s annual base salary as of February 28, 2015.
(2)	Based on current estimates, no excise tax gross up would be payable to Messrs. Lyon, Sato, and Wilhelm on the contemplated date. Mr. Kirkendall and Mr. Jooma are not entitled to tax gross up payments in any event.

In our view, ISS’s recommendation to vote “against” the Company’s advisory vote on the Named Executive Officers’ compensation is based solely on its understanding that the Company entered into a new employment agreement with an NEO that contains an excise tax gross-up provision.  The two most recent employment agreements entered into by the Company were with Mr. Kirkendall and Mr. Jooma.  The Company changed its practice with respect to including tax gross-up provisions in executive officer employment agreements, so that such employment agreements entered into for the first time beginning during fiscal year 2014 do not provide for tax gross-up payments in any event; however, those entered into prior to fiscal year 2014 do contain tax gross-ups.  The description of this practice was not clearly indicated in the Proxy Statement, and it appears as if ISS interpreted, based on footnote 3 related to the table appearing under the caption “Termination of an Executive Officer 30 Days Before and Through Two Years After a Change in Control” and/or footnote 2 related to the table under the caption “Termination of an Executive Officer by Resignation Without Good Reason Following a Change in Control”, the employment agreements of Mr. Kirkendall and/or Mr. Jooma to contain tax gross-up provisions and provide for tax gross-up payments in certain events.

The employment agreements of Mr. Kirkendall and Mr. Jooma do not contain any tax gross-up provisions and do not provide for tax gross-up payments in any event.  Mr. Kirkendall’s and Mr. Jooma’s employment agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 30, 2015.

As set forth in the Proxy Statement, we believe the Company’s executive officer compensation program is reasonable, is aligned with best practices in its industry, heavily incorporates pay for performance, and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value, without encouraging our NEOs to take unnecessary or excessive risks.  Based on that and our explanation above regarding the Company’s current practice of not including tax gross-up provisions in executive officer employment agreements, we believe that ISS’s negative vote recommendation with respect to the Company’s advisory vote on the NEO’s compensation is unwarranted and should instead result in a positive “FOR” recommendation upon consideration of the accurate and complete information set forth above.  ACCORDINGLY, WE URGE YOU TO VOTE “FOR” ITEM 3 IN OUR PROXY STATEMENT AND APPROVE THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NEOs.